                                  NEWS RELEASE
                              FOR IMMEDIATE RELEASE

                          TODHUNTER INTERNATIONAL, INC.
                             ANNOUNCES RETIREMENT OF
                            A. KENNETH PINCOURT, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                  FOUNDER BUILT TODHUNTER FROM SMALL COMPANY TO
                    A MAJOR PRODUCER OF BEVERAGE ALCOHOL AND
                   INTERNATIONALLY RECOGNIZED PREMIUM BRANDS.

                            JAY S. MALTBY ELEVATED TO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER


WEST PALM BEACH, FLORIDA, NOVEMBER 26, 2002. - Todhunter International, Inc. (AMEX: THT), reported today that A. Kenneth Pincourt, Jr., has announced his retirement as the company's Chief Executive Officer, Chairman and Director. Mr. Pincourt, 71, founded the company in 1964 and has been Chief Executive Officer since its inception and Chairman of the Board since 1985.

Jay S. Maltby, 52, who has been President of the Company since 1995, has been elected to the additional posts of Chairman and Chief Executive Officer. The transition of leadership from Mr. Pincourt to Mr. Maltby is expected to be smooth and orderly.

Mr. Pincourt said, "It is rewarding to complete this important step successfully by grooming and recommending my successor. Jay Maltby is a seasoned executive backed by strong senior management." Mr. Pincourt will remain available as a consultant to the company through July 15, 2004 under the terms of his retirement agreement. Mr. Pincourt also announced that he has entered into an agreement to sell his remaining shares in Todhunter International to Angostura Limited.

Mr. Maltby joined the company in 1995 as President, Chief Operating Officer and a Director. He brings over 30 years of experience in the beverage alcohol industry to his new role. Mr. Maltby previously worked with Bacardi Imports, Ltd. from 1978 to 1995 in various executive capacities, including as a member of Bacardi's Executive Committee and as Vice President of Finance and Operations.

ABOUT TODHUNTER INTERNATIONAL, INC.

Todhunter International, Inc. is a producer and supplier of brandy, rum, wine and spirits to other beverage alcohol manufacturers. The company also produces, imports and markets premium branded spirits; bottles beverage alcohol and other beverages on a contract basis and under its own labels; and produces vinegar and cooking wine. The company operates four production facilities in the United States and one in St. Croix, United States Virgin Islands, and purchases certain products for resale. More information is available at WWW.TODHUNTER.COM.

Statements contained in this press release, other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Todhunter intends that such forward-looking statements shall be subject to the safe harbors created thereby. These statements involve various risks and uncertainties, including without limitation those contained in the section entitled "Forward-Looking Statements" in Todhunter's Annual Report on Form 10-K for the fiscal year ended September 30, 2001. As a result, future results may differ materially from the expected results represented by the forward-looking statements contained in this press release.


Contact:  Jay S. Maltby, Chairman and Chief Executive Officer
          William J. Viggiano, Assistant Controller
          (561) 655-8977




                                        2